Exhibit 99.1
CANCERVAX CORPORATION ANNOUNCES FOURTH QUARTER AND FULL YEAR 2005
FINANCIAL RESULTS
Planned Merger with Micromet AG Would Create Company with
Robust Pipeline of Antibody-Based Product Candidates
Carlsbad, CA — March 15, 2006 — CancerVax Corporation (NASDAQ: CNVX), a biotechnology company focused on the research, development and commercialization of biological products for the treatment of cancer, announced today its unaudited financial results for the fourth quarter and year ended December 31, 2005. For the fourth quarter ended December 31, 2005, CancerVax reported a net loss of $15.8 million, or $0.57 per share, as compared to a net loss of $14.3 million, or $0.53 per share, for the same period in 2004. For the year ended December 31, 2005, CancerVax reported a net loss of $39.6 million, or $1.42 per share, as compared to a net loss of $55.6 million, or $2.08 per share, for the same period in 2004.
As of December 31, 2005, CancerVax had cash, cash equivalents and securities available-for-sale of $51.2 million.
“Following the discontinuation of the Canvaxin™ clinical trials in 2005, we thoroughly evaluated a number of strategic alternatives for the Company and identified the opportunity that we believe best meets our objective of maximizing value for our stockholders. On January 6, 2006 we announced the signing of a definitive merger agreement with Micromet, AG, a privately-held German company. If approved by our stockholders, the merger will create a transatlantic biotechnology company that combines CancerVax’s access to U.S. capital markets with Micromet’s robust, antibody-based product pipeline and discovery platform,” said David F. Hale, President and CEO of CancerVax Corporation. “We submitted an IND for D93, our leading antibody-based drug candidate, to the FDA this quarter and plan to close the merger with Micromet in the second quarter.”
Financial Review Revenues In the fourth quarter and year ended December 31, 2005, CancerVax recognized revenues from its collaboration agreement with Serono Technologies, S.A. totaling $1.7 million and $40.6 million, respectively, compared to $1.5 million for each of the fourth quarter and year ended December 31, 2004. Revenues for the fourth quarter ended December 31, 2005 solely consisted of $1.7 million of collaborative research and development revenues. Revenues for the year ended December 31, 2005 consisted of $24.7 million of license fee revenues and $15.9 million of collaborative research and development revenues. Revenues for each of the fourth quarter and year ended December 31, 2004 consisted of $0.3 million of license fee revenues and $1.2 million of collaborative research and development revenues.
License fee revenues represent the portion of the $25.0 million up-front fee received from Serono in January 2005 recognized as revenue. As a result of the Company’s decision to discontinue all further Canvaxin development and manufacturing activities, CancerVax has no further substantive performance obligations to Serono under the collaboration agreement related to the ongoing development and commercialization of Canvaxin. Accordingly, the remaining deferred up-front license fee from Serono was recognized as revenue in the third quarter of 2005. Collaborative research and development revenues represent Serono’s 50% share of the Company’s development expenses associated with Canvaxin under the collaboration agreement.
Operating Expenses
Total operating expenses were $17.7 million for the fourth quarter ended December 31, 2005, as compared to $15.8 million for the same period of 2004. The increase in operating expenses primarily reflects a $2.5 million non-recurring, non-cash charge for the impairment of long-lived assets and non-recurring charges associated with restructuring activities totaling $4.9 million, representing employee severance costs and leased facility exit costs, recognized in the fourth quarter of 2005. The increase in operating expenses was offset by lower operating expenses resulting from the discontinuance of the Company’s Canvaxin Phase 3 clinical trials and the closure of the Company’s manufacturing and warehouse facilities.
Total operating expenses were $81.6 million for the year ended December 31, 2005, versus $57.3 million for the same period in 2004. The increase in operating expenses primarily reflects a $25.4 million non-recurring, non-cash charge for the impairment of long-lived assets and non-recurring charges associated with restructuring activities totaling $4.9 million, representing employee severance costs and leased facility exit costs, recognized in 2005. The increase in operating expenses was offset by lower operating expenses resulting from the discontinuance of the Company’s Canvaxin Phase 3 clinical trials and the closure of the Company’s manufacturing and warehouse facilities, and $1.0 million of technology access and transfer fees recognized in 2005 under CancerVax’s agreements with CIMAB, S.A. and YM BioSciences, Inc., compared to $4.3 million of technology access and transfer fees recognized in 2004.
Outlook for 2006
•	CancerVax filed an investigational new drug (IND) application for D93, its lead anti-angiogenic, humanized, monoclonal antibody, with the U.S. Food and Drug Administration in February 2006. Preclinical data have indicated that D93 inhibits tumor growth in several in vivo tumor models. In addition, in a human breast cancer model in mice, the combination of D93 therapy with Taxol® (paclitaxel) resulted in a greater inhibition of tumor growth than either agent alone.

•	The Company plans to actively seek sublicensing opportunities for its three product candidates targeting the epidermal growth factor receptor, or EGFR, signaling pathway for the treatment of cancer.

•	If approved by stockholders, CancerVax anticipates closing the merger transaction with Micromet in the second quarter of 2006.

•	Anticipated milestones for the merged Company in 2006 include:
•	Phase 2 clinical trial results for MT201 in patients with metastatic breast cancer and in patients with prostate cancer.

•	Phase 1 clinical trial results for MT103 in the treatment of patients with non-Hodgkin’s lymphoma.

•	Upon FDA approval of the IND filed in February 2006, initiation of a Phase 1 clinical trial of D93 in patients with solid tumors.

•	Continued progress of the preclinical development programs for MT110, MT203 and MT204.
Financial Outlook
Cash, cash equivalents and securities available-for-sale for CancerVax and, on a pro-forma basis, for the combined Companies as of December 31, 2005 were approximately $51.2 million and $63 million,

respectively. In January 2006, we implemented additional restructuring measures which, when fully implemented, will result in the reduction of our workforce to approximately 10 employees by the completion of our proposed merger with Micromet. Updated financial guidance will be provided subsequent to the completion of the merger, which, if approved by stockholders, is expected to close in the second quarter of 2006.
Conference Call and Webcast Today at 9:00am Eastern Time
CancerVax management will host a conference call today to discuss the fourth quarter and full year 2005 financial results at 9:00am Eastern Time. A live audio webcast of management’s presentation will be available at http://ir.cancervax.com. Alternatively, callers may participate in the conference call by dialing (866) 270-6057 (domestic) or (617) 213-8891 (international). The passcode for the conference call is 84899170. A replay of the call can be accessed by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and the passcode is 33917395.
About CancerVax Corporation (www.cancervax.com)
CancerVax Corporation is a biotechnology company focused on the research, development and commercialization of novel biological products for the treatment and control of cancer. The Company’s leading product candidate is D93, an anti-angiogenic, humanized, monoclonal antibody. In February 2006, CancerVax filed an Investigational New Drug application with the U.S. Food and Drug Administration and plans to initiate a Phase 1 clinical trial with D93 in patients with solid tumors.
In January 2006, CancerVax announced that it had entered into a definitive agreement to merge with Micromet, AG, a private, Munich, Germany-based biotechnology company with a focus on the development of novel, proprietary antibody-based products for cancer and inflammatory and autoimmune diseases. The merger, which is subject to a number of conditions, is expected to close in the second quarter of 2006. Upon closing of the transaction, the Company’s shares are expected to continue to trade on the NASDAQ National Market. CancerVax will be renamed “Micromet”, Inc., and application will be made to NASDAQ to change the ticker symbol to “MITI”. On February 13, 2006, CancerVax filed a registration statement on Form S-4 with the U.S. Securities and Exchange Commission in connection with the transaction. This registration statement contains a proxy statement/prospectus.
Forward-Looking Statements
CancerVax cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Such forward-looking statements include statements regarding the proposed transaction between CancerVax and Micromet, the safety, efficacy and intended uses of both companies’ respective product candidates, the conduct and results of future clinical trials, and plans regarding regulatory filings and partnering activities. CancerVax’s actual results and the timing of events may differ materially from those set forth in this release as a result of certain risks and uncertainties, including, without limitation: the risk that CancerVax may not be able to complete the proposed merger with Micromet; CancerVax’s ability to successfully manage its remaining resources, including available cash, while it seeks to implement the merger with Micromet; the risk that, in the event that the merger with Micromet is not successful, CancerVax may be unable to access additional capital necessary to continue to fund its operations and new product development programs; the risk that the product candidates of both Micromet and CancerVax that appeared promising in early research and clinical trials do not demonstrate safety and efficacy in larger-scale or later-stage clinical trials; the risk that CancerVax and Micromet may not obtain the regulatory approvals necessary to conduct clinical trials and market their respective product candidates, including the risk that the U.S. Food and Drug Administration will not approve CancerVax’s IND for D93, or that such approval will be delayed or require substantial additional testing and information, which could result in increased costs and uncertainty; CancerVax’s ability to initiate the planned Phase 1 clinical trial for D93 and otherwise successfully develop this and CancerVax’s other product candidates, which are in early stages of development and are subject to a high risk of failure; and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The proposed transaction between CancerVax and Micromet is subject to customary closing conditions, including approval of CancerVax’s stockholders. These factors and others are more fully discussed in CancerVax’s registration statement on Form S-4 filed with the SEC on February 13, 2006, and in CancerVax’s periodic reports and other filings with the SEC. Any forward-looking statements are made pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, speak only as of the date made. CancerVax undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information about the Merger and Where to Find It
In connection with the proposed merger transaction with Micromet, AG, on February 13, 2006, CancerVax filed with the SEC a registration statement that contains a proxy statement/prospectus. Investors and securityholders of CancerVax and Micromet are urged to read the proxy statement/prospectus (including any amendments or supplements to the proxy statement/prospectus) regarding the proposed transaction because it contains important information about CancerVax, Micromet and the proposed transaction. CancerVax’s stockholders can obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about CancerVax and Micromet, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to CancerVax Corporation, 2110 Rutherford Road, Carlsbad, CA 92008, Attention: Investor Relations, Telephone: (760) 494-4200.
Participants in the Solicitation
CancerVax and its directors and executive officers and Micromet and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of CancerVax in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the merger transaction are included in the proxy statement/prospectus referred to above. Additional information regarding the directors and executive officers of CancerVax is also included in CancerVax’s proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2005. This document is available free of charge at the SEC’s web site (http://www.sec.gov) and from Investor Relations at CancerVax at the address described above.

CancerVax Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2005	2004
Assets
Cash, cash equivalents and securities available-for-sale	$51,195	$65,073
Receivables under collaborative agreement	1,695	26,210
Property and equipment, net	1,805	15,650
Goodwill and patents, net	6,223	6,006
Other assets	2,379	3,221

Total assets	$63,297	$116,160

Liabilities and stockholders’ equity
Current liabilities	$29,540	$19,474
Long-term debt, net of current portion	—	6,355
Other liabilities	1,046	18,873
Total stockholders’ equity	32,711	71,458

Total liabilities and stockholders’ equity	$63,297	$116,160

CancerVax Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues:
License fee	$—	$316	$24,683	$316
Collaborative research and development	1,721	1,210	15,925	1,210

Total revenues	1,721	1,526	40,608	1,526

Operating expenses:
Research and development	7,511	11,523	38,751	43,102
General and administrative	3,095	3,911	11,993	12,310
Amortization of employee stock-based compensation	(327)	333	555	1,864
Restructuring charges	4,918	—	4,918	—
Impairment of long-lived assets	2,528	—	25,366	—

Total operating expenses	17,725	15,767	81,583	57,276

Interest income (expense), net	182	(104)	1,356	164

Net loss	$(15,822)	$(14,345)	$(39,619)	$(55,586)

Basic and diluted net loss per share	$(0.57)	$(0.53)	$(1.42)	$(2.08)

Weighted average shares used to compute basic and diluted net loss per share	27,892	26,861	27,848	26,733

Contact for CancerVax Corporation
William R. La Rue
SVP & Chief Financial Officer
+1 760-494-4200
ir@cancervax.com
http://www.cancervax.com